October 2024

Pricing Supplement No. 4,214

Registration Statement Nos. 333-275587; 333-275587-01

Dated October 3, 2024

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. and International Equities

Market-Linked Notes due October 6, 2028

Based on the Value of the Solactive AI & Big Data 5% AR Index

Fully and Unconditionally Guaranteed by Morgan Stanley

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and will have the terms described in the accompanying product supplement and prospectus, as supplemented and modified by this document. At maturity, we will pay per note the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based on the value of the underlying index on the determination date, subject to the maximum payment at maturity. The notes are for investors who are concerned about principal risk but seek an equity index-based return, and who are willing to forgo current income and upside beyond the maximum payment at maturity in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

The Solactive AI & Big Data 5% AR Index (the “underlying index”) is a rules-based index that is owned, calculated and published by Solactive AG (the “underlying index publisher”). The underlying index was developed to offer exposure to securities that have business operations in the fields of AI applications and “big data” in developed markets. The initial level of the underlying index on the Start Date of January 31, 2017 was set to 1,000, and the Live Date of the underlying index was October 3, 2023, with the underlying index level published under the ticker symbol “SOAIBDE5.” The underlying index is subject to a 5% per annum decrement (the “Index Fee”), deducted on a daily basis. Because of the daily deduction of the Index Fee, the underlying index will underperform the performance of an identical index without such a deduction. For more information, see “Annex A — Solactive AI & Big Data 5% AR Index” beginning on page 16.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL Terms
Issuer:		Morgan Stanley Finance LLC
Guarantor:		Morgan Stanley
Issue price:		$1,000 per note
Stated principal amount:		$1,000 per note
Aggregate principal amount:		$1,000,000
Pricing date:		October 3, 2024
Original issue date:		October 8, 2024 (3 business days after the pricing date)
Maturity date:		October 6, 2028
Interest:		None
Underlying index:		Solactive AI & Big Data 5% AR Index
Payment at maturity:

The payment due at maturity per $1,000 stated principal amount will equal:

$1,000 + supplemental redemption amount, if any.

In no event will the payment due at maturity be less than the stated principal amount or greater than the maximum payment at maturity.

Supplemental redemption amount:

(i) $1,000 multiplied by (ii) the index percent change multiplied by (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0 or greater than $600 per note.

Participation rate:		100%
Maximum payment at maturity:		$1,600 per note (160% of the stated principal amount)
Index percent change:		(final index value – initial index value) / initial index value
Initial index value:		3,624.37, which is the index closing value on the pricing date
Final index value:		The index closing value on the determination date
Determination date:		October 3, 2028, subject to postponement for non-index business days and certain market disruption events
CUSIP:		61776WAC7
ISIN:		US61776WAC73
Listing:		The notes will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:		$957.00 per note. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per note	$1,000	$17.50(1)
		$3.50(2)	$979.00
Total	$1,000,000	$21,000	$979,000

(1)Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $17.50 for each note they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for equity-linked notes.

(2)Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $3.50 for each note.

(3)See “Use of proceeds and hedging” on page 14.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Notes” and “Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Equity-Linked Notes dated November 16, 2023   Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Market-Linked Notes due October 6, 2028

Based on the Value of the Solactive AI & Big Data 5% AR Index

Investment Summary

Market-Linked Notes

The Market-Linked Notes due October 6, 2028 Based on the Value of the Solactive AI & Big Data 5% AR Index (the “notes”) offer 100% participation in the positive performance of the underlying index, subject to the maximum payment at maturity. The notes provide investors:

￭an opportunity to gain exposure to the Solactive AI & Big Data 5% AR Index

￭the repayment of principal at maturity, subject to our creditworthiness

￭100% participation in any appreciation of the underlying index over the term of the notes, subject to the maximum payment at maturity of $1,600 per note (160% of the stated principal amount)

￭no exposure to any decline of the underlying index if the notes are held to maturity

At maturity, if the underlying index has depreciated or has not appreciated at all, you will receive the stated principal amount of $1,000 per note, without any positive return on your investment. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Maturity:	Approximately 4 years
Participation rate:	100%
Maximum payment at maturity:	$1,600 per note (160% of the stated principal amount)
Interest:	None

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than $1,000. We estimate that the value of each note on the pricing date is $957.00.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the participation rate and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

October 2024 Page 2

Morgan Stanley Finance LLC

Market-Linked Notes due October 6, 2028

Based on the Value of the Solactive AI & Big Data 5% AR Index

Key Investment Rationale

Market-Linked Notes offer investors exposure to the performance of equities or equity indices and provide for the repayment of principal at maturity. They are for investors who are concerned about principal risk but seek an equity index-based return, and who are willing to forgo yield in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any, based on the performance of the underlying index, subject to the maximum payment at maturity.

Repayment of Principal	The notes offer investors 1-to-1 upside exposure to the performance of the underlying index up to the maximum payment at maturity, while providing for the repayment of principal in full at maturity.
Upside Scenario

The underlying index increases in value significantly, and, at maturity, the investor receives a return reflecting the appreciation of the underlying index, subject to the maximum payment at maturity of $1,600 per note (160% of the stated principal amount).

Par Scenario	The underlying index declines or does not appreciate in value, and, at maturity, the notes pay only the stated principal amount of $1,000.

October 2024 Page 3

Morgan Stanley Finance LLC

Market-Linked Notes due October 6, 2028

Based on the Value of the Solactive AI & Big Data 5% AR Index

Hypothetical Payout on the Notes

At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive the stated principal amount of $1,000 plus a supplemental redemption amount, if any, subject to the maximum payment at maturity. The supplemental redemption amount will be calculated on the determination date as follows:

(i) $1,000 multiplied by (ii) the index percent change multiplied by (iii) the participation rate of 100%, provided that the supplemental redemption amount will not be less than $0 or greater than $600 per note.

In no event will the payment at maturity be less than the stated principal amount or greater than the maximum payment at maturity of $1,600 per note (160% of the stated principal amount).

The table below illustrates the payment at maturity for each note for a hypothetical range of index percent change and does not cover the complete range of possible payouts at maturity. The table assumes a hypothetical initial index value of 2,500 and reflects the maximum payment at maturity of $1,600 per note. The actual initial index value is set forth on the cover of this document.

Index percent change	Final index value	Stated principal amount	Supplemental redemption amount	Payment at maturity	Return on $1,000 note
90.00%	4,750.00	$1,000	$600.00	$1,600.00	60.00%
80.00%	4,500.00	$1,000	$600.00	$1,600.00	60.00%
70.00%	4,250.00	$1,000	$600.00	$1,600.00	60.00%
60.00%	4,000.00	$1,000	$600.00	$1,600.00	60.00%
50.00%	3,750.00	$1,000	$500.00	$1,500.00	50.00%
40.00%	3,500.00	$1,000	$400.00	$1,400.00	40.00%
30.00%	3,250.00	$1,000	$300.00	$1,300.00	30.00%
20.00%	3,000.00	$1,000	$200.00	$1,200.00	20.00%
10.00%	2,750.00	$1,000	$100.00	$1,100.00	10.00%
5.00%	2,625.00	$1,000	$50.00	$1,050.00	5.00%
0.00%	2,500.00	$1,000	$0.00	$1,000.00	0.00%
-10.00%	2,250.00	$1,000	$0.00	$1,000.00	0.00%
-20.00%	2,000.00	$1,000	$0.00	$1,000.00	0.00%
-30.00%	1,750.00	$1,000	$0.00	$1,000.00	0.00%
-40.00%	1,500.00	$1,000	$0.00	$1,000.00	0.00%
-50.00%	1,250.00	$1,000	$0.00	$1,000.00	0.00%
-60.00%	1,000.00	$1,000	$0.00	$1,000.00	0.00%
-70.00%	750.00	$1,000	$0.00	$1,000.00	0.00%
-80.00%	500.00	$1,000	$0.00	$1,000.00	0.00%
-90.00%	250.00	$1,000	$0.00	$1,000.00	0.00%
-100.00%	0.00	$1,000	$0.00	$1,000.00	0.00%

October 2024 Page 4

Morgan Stanley Finance LLC

Market-Linked Notes due October 6, 2028

Based on the Value of the Solactive AI & Big Data 5% AR Index

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

￭The notes do not pay interest and may not pay more than the stated principal amount at maturity. If the index percent change is less than or equal to 0%, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, if the underlying index does not appreciate sufficiently over the term of the notes, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the performance of the underlying index.

￭The appreciation potential of the notes is limited by the maximum payment at maturity. The appreciation potential of the notes is limited by the maximum payment at maturity of $1,600 per note, or 160% of the stated principal amount. Because the payment at maturity will be limited to 160% of the stated principal amount for the notes, any increase in the level of the index beyond 160% of the initial index value will not further increase the return on the notes.

￭The market price of the notes will be influenced by many unpredictable factors. Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the value of the underlying index at any time and, in particular, on the determination date, the volatility (frequency and magnitude of changes in value) of the underlying index, dividend rate on the stocks underlying the index, interest and yield rates in the market, time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Solactive AI & Big Data 5% AR Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

￭The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity and therefore you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the notes is not linked to the value of the underlying index at any time other than the determination date. The final index value will be based on the index closing value on the determination date, subject to postponement for non-index business days and certain market disruption events. Even if the value of the underlying index appreciates prior to the determination date but then drops by the determination date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index prior to such drop. Although the actual value of the underlying index on the stated maturity date or at other times during the term of the notes may be higher than the index closing value on the determination date, the payment at maturity will be based solely on the index closing value on the determination date.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect

October 2024 Page 5

Morgan Stanley Finance LLC

Market-Linked Notes due October 6, 2028

Based on the Value of the Solactive AI & Big Data 5% AR Index

secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes will be influenced by many unpredictable factors” above.

￭Investing in the notes is not equivalent to investing in the underlying index. Investing in the notes is not equivalent to investing in the underlying index or its component stocks. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index. See “Hypothetical Payout on the Notes” above.

￭The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will determine the initial index value and the final index value, and will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Equity-Linked Notes—Supplemental Redemption Amount,” “—Calculation Agent and Calculations,” “—Alternate Exchange Calculation in the Case of an Event of Default” and “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement for equity-linked notes. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value, and, therefore,

October 2024 Page 6

Morgan Stanley Finance LLC

Market-Linked Notes due October 6, 2028

Based on the Value of the Solactive AI & Big Data 5% AR Index

could increase the value at or above which the underlying index must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes. Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could adversely affect the closing value of the underlying index on the determination date, and, accordingly, the amount of cash an investor will receive at maturity.

Risks Relating to the Underlying Index

￭Adjustments to the underlying index could adversely affect the value of the notes. The publisher of the underlying index can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the underlying index. Any of these actions could adversely affect the value of the notes. The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index on such determination date, the index closing value on the determination date will be an amount based on the values of the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co, as calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the underlying index.

￭Governmental regulatory actions, such as sanctions, could adversely affect your investment in the notes. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the notes or the component securities of the underlying index, or engaging in transactions in them, and any such action could adversely affect the value of the underlying index or the notes. These regulatory actions could result in restrictions on the notes and could result in the loss of a significant portion or all of your initial investment in the notes, including if you are forced to divest the notes due to the government mandates, especially if such divestment must be made at a time when the value of the notes has declined.

￭The level of the underlying index can go down as well as up. There can be no assurance that the underlying index will achieve positive returns. The underlying index tracks the performance of a rules-based investment methodology that selects a hypothetical portfolio of underlying securities to track from among a universe of financial instruments that meet certain trading metrics-related criteria and are determined by the Index Administrator’s proprietary algorithm to offer exposure to companies that provide products and/or services that contribute to AI and big data-related industries. The performance of the underlying index will depend on the performance of that hypothetical portfolio, reduced by a daily decrement of 5% per annum. If the hypothetical portfolio declines in value, the index value will also decline. Even if the hypothetical portfolio increases in value, the index value will nevertheless decline if the increase in the value of the portfolio is not sufficient to overcome the deduction of the daily decrement of 5% per annum. Accordingly, no assurance can be given that the underlying index will be successful or outperform any alternative strategy that might be employed in respect of the Index Components.

￭The value of the underlying index and any instrument linked to the underlying index may increase or decrease due to a number of factors, many of which are beyond our control. The nature and weighting of the Index Components can vary significantly, and no assurance can be given as to the allocation of any Index Component at any time.

￭No assurance can be given that the investment strategy used to construct the underlying index will achieve its intended results or that the underlying index will be successful or will outperform any alternative index or strategy that might reference the Index Components. No assurance can be given that the investment strategy on which the underlying index is based will be successful or that the underlying index will outperform any alternative strategy that might be employed with respect to the Index Components. The underlying index has been developed based on predetermined rules that may not prove to be advantageous or successful, and that will not be adjusted for changing market conditions.

￭No assurance can be given that the proprietary algorithm used by the Index Administrator in composing the underlying index will be successful. No assurance can be given that the proprietary algorithm used by the Index Administrator to in composing the underlying index will accurately identify companies that have exposure to companies that have exposure to products or services related to AI and/or big data, as intended. If the proprietary algorithm fails to identify such companies accurately, the underlying index may include Index Components outside the scope of the intended strategy, which could negatively affect the performance of the underlying index. Even if the proprietary algorithm is successful in identifying companies that have exposure to products or services related to AI and/or big data, as intended, the underlying index may still perform poorly.

￭Investing in the notes exposes investors to risks associated with investments in securities with a concentration in the AI and “big data” fields. The stocks included in the underlying index are stocks of companies whose primary business is directly associated with the AI and “big data” fields. Because the value of the notes is linked to the performance of the underlying index, an investment in the notes exposes investors to risks associated with investments in securities with a concentration in the AI and “big data” fields.

October 2024 Page 7

Morgan Stanley Finance LLC

Market-Linked Notes due October 6, 2028

Based on the Value of the Solactive AI & Big Data 5% AR Index

The values of stocks of companies that rely heavily on AI and “big data” are vulnerable to rapid changes associated with new and evolving fields. The development and use of AI and “big data” technologies are in their early stages and may be subject to substantial changes, which could adversely affect the values of stocks of companies that focus on AI and “big data.” Additionally, due to increased regulatory scrutiny on AI and “big data,” it is possible that the use of AI and “big data” technologies could be subject to new regulations in the future, which could adversely affect the values of stocks of companies that focus on AI and “big data.” All of these factors could have an effect on the level of the underlying index and, therefore, on the value of the notes.

￭There are risks associated with investments in notes linked to the value of foreign equity securities. Some or all of the Index Components may be foreign equity securities. Investments in notes linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.

￭The notes are subject to currency exchange risk. Because the level of the underlying index is calculated in Euros, holders of the notes will be exposed to currency exchange rate risk with respect to the Euro. Exchange rate movements for a single currency may be volatile and are the result of numerous factors including the supply of, and the demand for, such currency, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the Euro strengthens or weakens against the relevant currency.

Of particular importance to potential currency exchange risk are:

oexisting and expected rates of inflation;

oexisting and expected interest rate levels;

othe balance of payments between countries; and

othe extent of governmental surpluses or deficits in the relevant countries.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments in Europe, the United States and other countries important to international trade and finance.

￭Investing in the notes is not equivalent to investing in the underlying index. Investing in the notes is not equivalent to investing in the underlying index or its Index Components. See “Hypothetical Examples” above.

￭The underlying index was established on October 3, 2023, and therefore has limited actual operating history. The performances of the underlying index and some of the component data have been retrospectively simulated prior to October 3, 2023. As such, performance for periods prior to the establishment of the underlying index has been retrospectively simulated by Solactive AG (the “Index Administrator”) on a hypothetical basis. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlying index existed at any time during the period of the retrospective simulation. The methodology of the underlying index used for the calculation and retrospective simulation of the underlying index has been developed with the advantage of hindsight. In reality, it is not possible to invest with the advantage of hindsight, and therefore this historical performance is purely theoretical and may not be indicative of future performance.

￭As the underlying index is new and has limited actual historical performance, any investment in the underlying index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record. All information regarding the performance of the underlying index prior to October 3, 2023 is hypothetical and back-tested, as the underlying index did not exist prior to that time. It is important to understand that hypothetical back-tested index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

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oThe Index Administrator developed the rules of the underlying index with the benefit of hindsight – that is, with the benefit of being able to evaluate how the Index rules would have caused the underlying index to perform had it existed during the hypothetical back-tested period.

oThe hypothetical back-tested performance of the underlying index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested index performance information in this note are not necessarily representative of the market conditions that will exist in the future.

oIt is impossible to predict whether the underlying index will rise or fall. The actual future performance of the Index may bear little relation to the historical or hypothetical back-tested levels of the underlying index.

￭The daily decrement of 5% per annum will adversely affect the performance of the underlying index in all cases, whether the underlying index appreciates or depreciates. The Solactive AI & Big Data 5% AR Index includes a daily decrement of 5% per annum, which is deducted from the level of the underlying index on a daily basis. The level of the underlying index may decline even if the Index Components appreciate. The underlying index will therefore underperform an identical index without such a daily deduction.

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Based on the Value of the Solactive AI & Big Data 5% AR Index

Solactive AI & Big Data 5% AR Index Overview

The Solactive AI & Big Data 5% AR Index is a rules-based index that is owned, calculated and published by Solactive AG. The underlying index was developed to offer exposure to securities that have business operations in the fields of AI applications and “big data” in developed markets. The initial level of the underlying index on the Start Date of January 31, 2017 was set to 1,000, and the Live Date of the underlying index was October 3, 2023, with the underlying index level published under the ticker symbol “SOAIBDE5.” The underlying index is subject to a 5% per annum decrement, deducted on a daily basis. Because of the daily deduction of the Index Fee, the underlying index will underperform the performance of an identical index without such a deduction.

The inception date for the underlying index was October 3, 2023. The information regarding the underlying index prior to October 3, 2023 is a hypothetical retrospective simulation calculated by the underlying index publisher, using the same methodology as is currently employed for calculating the underlying index based on historical data. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the index existed at any time during the period of the retrospective simulation. Investors should be aware that no actual investment which allowed a tracking of the performance of the underlying index was possible at any time prior to October 3, 2023. Such data must be considered illustrative only.

Information as of market close on October 3, 2024:

Bloomberg Ticker Symbol:	SOAIBDE5
Current Index Value:	3,624.37
52 Weeks Ago:	2,852.63
52 Week High (on 7/16/2024):	3,763.12
52 Week Low (on 10/26/2023):	2,670.40

The following graph sets forth the hypothetical retrospective and historical daily index closing values of the underlying index for the period from January 1, 2019 through October 3, 2024. The related table sets forth the hypothetical retrospective and historical high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The index closing value of the underlying index on October 3, 2024 was 3,624.37. The underlying index was established on October 3, 2023. The information prior to October 3, 2023 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only. You should not take the historical values of the underlying index as an indication of its future performance, and no assurance can be given as to the index closing value of the underlying index on the determination date.

Solactive AI & Big Data 5% AR Index Closing Values January 1, 2019* to October 3, 2024

*The underlying index was established on October 3, 2023. The information prior to October 3, 2023 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

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Solactive AI & Big Data 5% AR Index	High	Low	Period End
2019
First Quarter	1,562.22	1,184.77	1,541.22
Second Quarter	1,638.03	1,374.13	1,525.14
Third Quarter	1,712.77	1,530.00	1,672.72
Fourth Quarter	1,864.83	1,609.69	1,821.48
2020
First Quarter	2,323.12	1,469.06	1,763.91
Second Quarter	2,220.94	1,685.85	2,210.65
Third Quarter	2,639.48	2,222.50	2,443.02
Fourth Quarter	2,698.61	2,402.96	2,687.79
2021
First Quarter	3,011.61	2,606.30	2,888.03
Second Quarter	3,180.15	2,683.77	3,180.15
Third Quarter	3,681.50	3,087.73	3,560.66
Fourth Quarter	4,175.07	3,456.85	3,845.03
2022
First Quarter	3,940.10	2,824.65	3,264.62
Second Quarter	3,390.36	2,413.96	2,468.67
Third Quarter	2,993.85	2,313.43	2,313.43
Fourth Quarter	2,461.17	2,030.69	2,087.57
2023
First Quarter	2,715.35	2,062.73	2,715.35
Second Quarter	3,206.93	2,357.97	3,054.45
Third Quarter	3,450.56	2,805.49	2,892.02
Fourth Quarter	3,316.28	2,670.40	3,282.23
2024
First Quarter	3,730.23	3,123.63	3,618.91
Second Quarter	3,624.48	3,186.43	3,588.87
Third Quarter	3,763.12	3,121.82	3,617.19
Fourth Quarter (through October 3, 2024)	3,625.95	3,576.99	3,624.37

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Additional Terms of the Notes

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	Solactive AG or any successor thereof
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Bull or bear notes:	Bull notes
Call right:	The notes are not callable prior to the maturity date
Postponement of maturity date:

If the determination date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the determination date as postponed.

Equity-linked notes:

All references to “equity-linked notes” or related terms in the accompanying product supplement for equity-linked notes shall be deemed to refer to market-linked notes when read in conjunction with this document.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered note holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the determination date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual determination date for determining the final index value.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the payment at maturity on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date and (ii) deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as a holder of the notes, on the maturity date.

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Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
Tax considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. We have determined that the “comparable yield” for the notes is a rate of 4.1543% per annum, compounded semi-annually. Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $ 1,178.6225 due at maturity.

You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD

INTEREST INCOME DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)

TOTAL INTEREST INCOME DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD

Original Issue Date through December 31, 2024

$9.4626

$9.4626

January 1, 2025 through June 30, 2025

$20.9681

$30.4307

July 1, 2025 through December 31, 2025

$21.4036

$51.8343

January 1, 2026 through June 30, 2026

$21.8482

$73.6825

July 1, 2026 through December 31, 2026

$22.3020

$95.9845

January 1, 2027 through June 30, 2027

$22.7652

$118.7497

July 1, 2027 through December 31, 2027

$23.2381

$141.9878

January 1, 2028 through June 30, 2028

$23.7208

$165.7086

July 1, 2028 through the Maturity Date

$12.9139

$178.6225

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the notes.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular

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circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Use of proceeds and hedging:

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the notes by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in stocks of the underlying index, futures and options contracts on the underlying index and any component stocks of the underlying index listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the underlying index on the pricing date, and, therefore, could increase the value at or above which the underlying index must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the determination date, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the notes through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $17.50 for each note they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $3.50 for each note. The costs included in the original issue price of the notes will include a fee paid by MS & Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the notes:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying

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prospectus) and delivered against payment as contemplated herein, such notes will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Equity-Linked Notes) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Equity-Linked Notes and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley or MSFL will arrange to send you the product supplement for Equity-Linked Notes and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for Equity-Linked Notes dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for Equity-Linked Notes or in the prospectus.

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Annex A – Solactive AI & Big Data 5% AR Index

The Solactive AI & Big Data 5% AR Index (the “Index”) is a rules-based index that is owned, calculated and published by Solactive AG (the “Index Administrator”). The Index was developed to offer exposure to securities that have business operations in the fields of AI applications and “big data” in developed markets. The initial level of the Index on the Start Date of January 31, 2017 was set to 1,000, and the Live Date of the Index was October 3, 2023, with the Index level published under the ticker symbol “SOAIBDE5.” The Index is subject to a 5% per annum decrement (the “Index Fee”), deducted on a daily basis. Because of the daily deduction of the Index Fee, the Index will underperform the performance of an identical index without such a deduction.

Index Calculation

The level of the Index is calculated on each weekday (each such day, a “Calculation Day”), from 1:00 a.m. to 10:50 p.m. CET, based on the most recently published prices of the securities (the “Trading Prices”) reflected in the Index (the “Index Components”) on the relevant exchanges on which such Index Components are listed, weighted at their then-applicable weightings and reduced by the Index Fee. Trading Prices of Index Components listed in a currency other than the Euro are converted using the then-applicable Intercontinental Exchange (ICE) spot foreign exchange rate. If there is no current Trading Price for an Index Component, the Index calculation is made using the later of: (i) the most recent closing price or (ii) the last available Trading Price for the preceding day on which the relevant exchange is open for trading (each such day, a “Trading Day.”

In addition to the intraday calculation, a closing level is also calculated for the Index on each Calculation Day. This closing level is based on the closing prices for the Index Components on the relevant exchanges, weighted at their then-applicable weightings and reduced by the Index Fee.

Index Universe Requirements

At any time, the Index Universe is comprised of all securities that have:

1)a primary listing in one of the countries that are part of the Developed Markets, as defined by the Solactive Country Classification Framework;

2)a market capitalization of at least $100 million with respect to the relevant share class on the respective Selection Day; and

3)a minimum average Daily Traded Value of at least $5 million over both the 1-month and 6-month periods prior to and including the Selection Day, where the “Daily Traded Value” on any Trading Day equals the product of (i) the closing price of the relevant Index Component multiplied by (ii) the number of shares of such Index Component traded during such Trading Day.

Selection of the Index Components

Based on the Index Universe, the initial composition of the Index, as well as any subsequent Index rebalance, is determined on the respective Selection Days in accordance with the “Index Component Requirements,” as described below.

Each such selection is done based on screening of publicly available information such as financial news, business profiles and company publications using ARTIS®, Solactive’s proprietary natural language processing algorithm. For the avoidance of doubt, no form of artificial intelligence is used in constructing or maintaining the Index.

Using keywords that describe the index theme, ARTIS® attempts to identify companies that have or are expected to have exposure to the provision of products and/or services that contribute to AI- and “big data”-related industries. For the purposes of the Index, the following products and services are deemed to be in scope:

●Artificial Intelligence (AI): companies involved it the provision of AI computing solutions, software for digital transformation, processors and services to a variety of industries such as media, services industry, pharmaceutical and computers.

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●Data Analytics and Big Data: companies involved in (i) data-related technologies such as data mining, predictive analytics and machine learning and/or (ii) the provision of business-specific process management and business solutions based primarily on data and data analytics.

●Natural Language Processing: companies involved in delivering natural language processing, speech recognition, semantic networks, ontology engineering, logic programming, cognitive science, theory of mind and the provision of algorithm-based solutions for machine learning.

●AI-driven Services: companies that develop and use AI-powered applications, such as chatbots, virtual assistants, predictive analytics, marketing technology and recommendation engines, as well as those that produce hardware and software components for AI systems, such as computer chips, graphics processing units, and specialized algorithms.

Each company identified by ARTIS® receives a score that purports to reflect its exposure to the index strategy. Companies that do not have relevant business exposure to the index strategy, as determined by ARTIS®, are removed from the selection process at this stage. The remaining companies are ranked by their score (in descending order). After all identified companies have been removed or ranked, the Index is composed using the following steps:

1)Securities in the Index Universe are sorted by their score in descending order. Each security is assigned a rank based on the position in the sorted list, with the security with the highest score ranked number 1.

2)The top 6 securities are selected as Index Components.

3)Current Index Components with a rank from 7 to 36 are retained in the Index until the total number of securities in the Index reaches 30.

4)If the total number of Index Components is still below 30 after steps 1-3, the highest-ranking securities are added to the Index until 30 Index Components are selected.

Index Construction and Rebalancing

The Index is rebalanced semi-annually, on the last Calculation Day in each February and August (each such day, a “Rebalance Day”). If any scheduled Rebalance Day is not a Trading Day, such Rebalance Day will be the first Trading Day following the originally scheduled Rebalance Day. On each of the ten Calculation Days before a scheduled Rebalance Day (such days, “Selection Days”), the Index Administrator will revise the composition of the Index using a two-step process:

1)The Index Administrator determines the Index Universe in accordance with Index Universe Requirements above, from which the Index Components of the Index are selected.

2)The new composition of the Index is determined by applying the rules outlined in Selection of the Index Components above, with each new Index Component assigned a weighting in accordance with Weighting of the Index Components below.

Weighting of the Index Components

On each Selection Day, each Index Component is assigned a weight based on the following formula:

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